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                                                                     EXHIBIT 5.2

                                  Law Offices
                                 McAfee & Taft
                           A Professional Corporation
                       10th Floor, Two Leadership Square
                               211 North Robinson
                       Oklahoma City, Oklahoma 73102-7103
                                 (405) 235-9621


                                October 15, 2002


Fleming Companies, Inc.
P.O. Box 299013
Lewisville, TX 75029

                  Re: Senior Subordinated Note Exchange Offer

Ladies and Gentlemen:

         Reference is made to your Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-92262) to be filed with the Securities and Exchange Commission today with respect to $260,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "Securities"). The Securities will be unconditionally guaranteed (the "Guarantees") by the Guarantors (as hereafter defined). The Securities and the Guarantees will be issued under an indenture dated as of April 15, 2002, as supplemented by that First Supplemental Indenture dated as of June 18, 2002, and by that Second Supplemental Indenture dated as of June 19, 2002 (as supplemented, the "Indenture"), among Fleming Companies, Inc. (the "Company"), the Guarantors identified therein (the "Guarantors"), and Manufacturers and Traders Trust Company, as Trustee. The Securities and the Guarantees will be issued in exchange for the Company's outstanding 9 7/8% Senior Subordinated Notes due 2012.

         We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing under the laws of Oklahoma. Each Guarantor, other than Richmar Foods, Inc., Core-Mark Interrelated Companies, Inc., C/M Products, Inc., Marquise Ventures Company, Inc., General Acceptance Corporation, and ASI Office Automation, Inc. (collectively, the "California Guarantors") as to which no opinion is given (each Guarantor other than the California Guarantors is referred to as an "Included Guarantor") is a corporation, limited liability company or limited partnership, validly existing under the laws of its jurisdiction of formation.

         2. The Indenture has been duly authorized, executed and delivered by the Company and each of the Included Guarantors.

         3. The Securities have been duly authorized by all necessary corporate action of the Company.



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         4. The Guarantees have been duly authorized by all necessary corporate, partnership or limited liability company action of the respective Included Guarantor.

                  We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.


                                             Very Truly Yours,


                                             /s/ McAfee & Taft